SEC 1745 (02-02)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G (Rule 13d-102)	Estimated average burden hours per response. . 11

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934
(Amendment No.  )*

MSC.Software Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

553531104

(CUSIP Number)

April 30, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ X ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 553531104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,015,100 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)

12.	Type of Reporting Person (See Instructions) PN; HC

(1) See Footnote 1 in Item 4.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GLB Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,015,100 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)

12.	Type of Reporting Person (See Instructions) PN; HC

(1) See Footnote 1 in Item 4.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Investment Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,015,100 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)

12.	Type of Reporting Person (See Instructions) OO; HC

(1) See Footnote 1 in Item 4.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth Griffin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,015,100 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)

12.	Type of Reporting Person (See Instructions) IN; HC

(1) See Footnote 1 in Item 4.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Wellington Partners L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,015,100 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)

12.	Type of Reporting Person (See Instructions) PN; HC

(1) See Footnote 1 in Item 4.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Kensington Global Strategies Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,015,100 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)

12.	Type of Reporting Person (See Instructions) CO; HC

(1) See Footnote 1 in Item 4.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Equity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,015,100 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)

12.	Type of Reporting Person (See Instructions) CO

(1) See Footnote 1 in Item 4.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Citadel Jackson Investment Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,015,100 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)

12.	Type of Reporting Person (See Instructions) CO

(1) See Footnote 1 in Item 4.

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Aragon Investments, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ X ]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,015,100 shares of Common Stock

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)

12.	Type of Reporting Person (See Instructions) CO

(1) See Footnote 1 in Item 4.

Item 1.
(a)	Name of Issuer MSC.SOFTWARE CORPORATION
(b)	Address of Issuer's Principal Executive Offices 2 MacArthur Place Santa Ana, CA 92707

Item 2.
(a)	Name of Person Filing Citadel Limited Partnership
(b)	Address of Principal Business Office or, if none, Residence 225 W. Washington 9th Floor Chicago, Illinois 60606
(c)	Citizenship Illinois limited partnership

(a)	Name of Person Filing GLB Partners, L.P.
(b)	Address of Principal Business Office or, if none, Residence 225 W. Washington 9th Floor Chicago, Illinois 60606
(c)	Citizenship Delaware limited partnership

(a)	Name of Person Filing Citadel Investment Group, L.L.C.
(b)	Address of Principal Business Office or, if none, Residence 225 W. Washington 9th Floor Chicago, Illinois 60606
(c)	Citizenship Delaware limited liability company

(a)	Name of Person Filing Kenneth Griffin
(b)	Address of Principal Business Office or, if none, Residence 225 W. Washington 9th Floor Chicago, Illinois 60606
(c)	Citizenship U.S. Citizen

(a)	Name of Person Filing Citadel Wellington Partners L.P. c/o Citadel Investment Group, L.L.C.
(b)	Address of Principal Business Office or, if none, Residence 225 W. Washington 9th Floor Chicago, Illinois 60606
(c)	Citizenship Illinois limited partnership

	(a)	Name of Person Filing Citadel Kensington Global Strategies Fund Ltd. c/o Citadel Investment Group, L.L.C.
	(b)	Address of Principal Business Office or, if none, Residence 225 W. Washington 9th Floor Chicago, Illinois 60606
	(c)	Citizenship Bermuda company

	(a)	Name of Person Filing Citadel Equity Fund Ltd.
	(b)	Address of Principal Business Office or, if none, Residence 225 W. Washington 9th Floor Chicago, Illinois 60606
	(c)	Citizenship Cayman Islands company

	(a)	Name of Person Filing Citadel Jackson Investment Fund Ltd. c/o Citadel Investment Group, L.L.C.
	(b)	Address of Principal Business Office or, if none, Residence 225 W. Washington 9th Floor Chicago, Illinois 60606
	(c)	Citizenship Cayman Islands company

	(a)	Name of Person Filing Aragon Investments, Ltd. c/o Citadel Investment Group, L.L.C.
	(b)	Address of Principal Business Office or, if none, Residence 225 W. Washington 9th Floor Chicago, Illinois 60606
	(c)	Citizenship Bermuda company

	(d)	Title of Class of Securities Common Stock, par value $0.01 per share
	(e)	CUSIP Number 553531104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act;
	(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act;
	(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
	(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act;

(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ]

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.

CITADEL JACKSON INVESTMENT FUND LTD.

ARAGON INVESTMENTS, LTD.

	(a)	Amount beneficially owned: 1,015,100 shares of Common Stock
	(b)	Percent of class: Approximately 3.4% as of the date of this filing (based on 29,931,280 shares of Common Stock issued and outstanding as of March 21, 2003.)(1)
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0
(ii) Shared power to vote or to direct the vote See item (a) above.

(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of See item (a) above.

(1) The obligation to file this Schedule 13G arose on April 30, 2003.  The Reporting Persons have subsequently reduced their beneficial ownership to the currently reported percentage.  At no time since April 30, 2003 have the Reporting Persons been the beneficial owners of greater than 10% of the Company’s outstanding Common Stock as determined in accordance with Rule 13(d) of the Securities Exchange Act of 1934.

Item 5.	Ownership of Five Percent or Less of a Class

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following    ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
See Item 2 above.

Item 8.	Identification and Classification of Members of the Group
Not Applicable.

Item 9.	Notice of Dissolution of Group
Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Adam C. Cooper is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on November 19, 2002, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Form 3 for Metals USA, Inc.

Signature

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 5th day of May, 2003		KENNETH GRIFFIN

		By:	/s/ Adam C. Cooper
Adam C. Cooper, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Adam C. Cooper
	its General Partner		Adam C. Cooper, Senior Managing Director and General Counsel

By:	Citadel Investment Group, L.L.C.,	CITADEL EQUITY FUND LTD.
its General Partner
		By:	Citadel Limited Partnership,
By:	/s/ Adam C. Cooper		its Portfolio Manager
Adam C. Cooper, Senior Managing Director and General Counsel
		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel	Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL WELLINGTON PARTNERS L.P.		CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel	Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL JACKSON INVESTMENT FUND LTD.

By:	Citadel Limited Partnership,
its Portfolio Manager

By:	GLB Partners, L.P.,
its General Partner

By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing
Director and General Counsel

ARAGON INVESTMENTS, LTD.

By:	Citadel Limited Partnership,
its Portfolio Manager

By:	GLB Partners, L.P.,
its General Partner

By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing Director and General Counsel